Exhibit 99.1

Inventergy Announces Second Quarter Results

Over $4 million in Revenue; First Profitable Quarter

CAMPBELL, CA—August 7, 2015 - Inventergy Global, Inc. (NASDAQ: INVT) ("Inventergy"), today announced that revenues for the quarter ended June 30, 2015 were $4,183,891 compared to $47,044 in the comparable quarter of 2014, and that net income was $601,353 compared to a net loss of $3,932,313 in 2014. The net income posted in the quarter ended June 30, 2015 marks the first profitable quarter for Inventergy since its reverse merger in June 2014 with eON Communications Corporation when it initiated trading under the “INVT” symbol. The Company had a cash balance of $5,449,313 as of June 30, 2015 compared with $1,443,349 as of December 31, 2014, and generated cash from operations of $1,044,064 for the six months ended June 30, 2015 compared with a net use of cash in operations of $4,571,698 in the comparable period of 2014.

“We are very pleased with these results, which reflect revenue from our first two patent monetization agreements, coupled with strong cost control measures”, CEO and Chairman Joe Beyers said. “We are hopeful to be able to deliver more positive results through our team’s efforts in capitalizing on our growing pipeline of patent monetization opportunities”. Beyers continued, “As a further indication of my belief in and support for Inventergy, on June 26, 2015, I purchased 217,392 shares of Rule 144b Restricted Stock from the company for $100,000 at 46 cents per share, a 24% premium to market.”

Full financial details for the three and six month periods ended June 30, 2015 are contained in Inventergy’s Form 10-Q which was filed with the SEC today, a copy of which is available on the Company’s website at http://ir.inventergy.com/all-sec-filings.

About Inventergy Global, Inc.

Inventergy is a Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing the patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy, visit www.inventergy.com.

inventergy.com  / 900 E. Hamilton Avenue, Suite 180 / Campbell, CA 95008

Contact:

Robert Haag

IRTH Communications

INVT@irthcommunications.com

866-976-4784

inventergy.com  / 900 E. Hamilton Avenue, Suite 180 / Campbell, CA 95008